UGOMEDIA INTERACTIVE CORPORATION TRADES ON PINK SHEETS


Bay City, Michigan / Toronto, Ontario, January 20 -- Ugomedia Interactive Corporation (OTCBB:UGMI) is currently trading only in the PinkSheets.

UGMI was unable to complete its SEC filings on a timely basis and as a result, its securities are now quoted solely in the PinkSheets.

The Company has retained a new accounting firm, Malone & Bailey PLCC, and new compliance professionals, Mr. Stephen Brock of PMCS, Las Vegas NV, and Michael T. Williams, Esq. of Williams Law Group, P.A., Tampa FL, and is taking all actions necessary to once again become current in SEC filings.

When that occurs, the Company will take all actions necessary to attempt to have its securities once again qualified for quotation on the Over-the-Counter Bulletin Board.


About Sciax

Sciax is an emerging leader in defense imagining systems for law enforcement and personnel engaged in counter-terrorism and other special security operations. Sciax America Inc. & Sciax Technology Inc. are wholly owned subsidiaries of UGOMEDIA INTERACTIVE CORPORATION. A name change from UGOMEDIA INTERACTIVE CORP. to SCIAX CORP. is pending.

Sciax is the manufacturer of the SeCam, part of the Tactical Remote Viewing Systems, (TRVSTM) used by law enforcement and military organizations in North America and Europe. Customers include, military and law enforcement agencies of the US and German Government, contraband interdiction units of Canadian Customs, and LAPD-SWAT.

This release contains forward-looking statements with respect to the results of operations and business of Sciax Technology and Ugomedia interactive which involves risks and uncertainties. The Company's actual future results could materially differ from those discussed. Risks and uncertainties of the Company will be detailed from time to time in the Company's periodic reports. The company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward looking statements be subject to the "safe harbors" provision of the Private Securities Litigation Reform Act of 1995.


Ugomedia Interactive Corp. (UGMI)

Sciax Technology Inc.

Sciax America Inc.
www.sciax.com

Contact             -           Sciax Technology

Ph                  -           416-778-6770

Fax                 -           416-778-8775

Email               -           info@sciax.com